Exhibit99.1

March 1, 2018
Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549-7561

This letter is written in response to the requirement of Rule 12b-25(c) under the Securities Exchange Act of 1934 and in satisfaction of item (c) of Part II of Form 12b-25.

We are the Independent registered public accounting firm of SunOpta Inc. (the “Registrant”). The Registrant has stated in Part III of its filing on Form 12b-25 that it was unable to timely file, without unreasonable effort or expense, its Annual Report on Form 10-K for the year ended December 30, 2017 because we were unable to release to the Registrant our audit opinion in sufficient time to allow the Registrant to meet its filing deadline on the due date for the Annual Report and, as a result, the Registrant could not complete the filing before the applicable filing deadline.

We hereby advise you that we have read the statements made by the Registrant in Part III of its filing on Form 12b-25 and agree with the statements made therein.

Yours very truly

/s/ Deloitte LLP

Chartered Professional Accountants
Licensed Public Accountants
Toronto, Canada